Exhibit 99

Journal Broadcast Group Names Turner, Wexler Executive Vice Presidents of Television, Radio

MILWAUKEE--(BUSINESS WIRE)--January 22, 2014--Journal Broadcast Group, the broadcast business of Journal Communications, Inc. (NYSE: JRN), today announced organizational changes to its leadership team reflecting the group’s focus on its two primary businesses: Television and Radio.

Debbie Turner, EVP and General Manager WTVF/Nashville, was named Executive Vice President of Television for Journal Broadcast Group, reporting to Andre Fernandez, President and CFO of Journal Communications.

Steve Wexler, EVP and General Manager of Journal Broadcast Group’s Milwaukee Radio and Television operations, was named Executive Vice President of Radio for Journal Broadcast Group, also reporting to Fernandez.

“Both Debbie and Steve have deep expertise in their respective fields – Debbie as long-time leader of one of the top CBS-affiliated television stations in the country, and Steve as a respected Radio industry veteran who was recently elected to the National Association of Broadcasters (NAB) Board of Directors,” Fernandez said. “Their broad experiences make each of them a natural choice for their respective roles leading our Television and Radio operations.”

Jim Prather, EVP and General Manager of KTNV/Las Vegas, will continue to oversee operations for KTNV, but will step away from his regionally aligned role as head of Journal Broadcast Group’s Western region to assume group-wide strategic responsibilities for a number of strategic Television efforts including retransmission consent agreement negotiations, network relations, original programming initiatives and TV Everywhere strategy and execution. He will report to Turner in this role.

According to Fernandez, moving away from regional alignment to a segment alignment of Television and Radio will allow each business to capitalize on a more singular, focused approach.

“As we have invested in our broadcast businesses and expanded our geographic footprint over the last decade, we believe that repositioning our broadcast segment around Television and Radio recognizes the unique expertise we've always had in Journal Broadcast Group around each medium,” Fernandez explained. “These changes also ensure the appropriate strategic focus and resourcing for each business, and should help us further improve our operational performance.”

Forward-looking statements

This press release contains certain forward-looking statements related to our business that are based on current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on our most recent Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

Journal Broadcast Group, Inc.

Journal Broadcast Group owns and operates 35 radio stations and 13 television stations in 11 states. Headquartered in Milwaukee, Wisconsin, it is the broadcast business of Journal Communications Inc., a diversified media company with operations in publishing, radio and television broadcasting, and interactive media.

CONTACT:
Journal Communications, Inc.
Andre Fernandez, 414-224-2884
President and Chief Financial Officer
or
Angela Lois, (414) 224-2633
Director of Investor Relations